EXHIBIT 10.1


                             STOCKHOLDERS AGREEMENT

            THIS STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of March 13, 2002, to be effective as of the "Effective Date" (as hereinafter defined), is entered into by and among 2KSOUNDS, INC., a California corporation (the "Company"), WIRELESS SYNERGIES, INC., a Nevada corporation (the "Purchaser"), MICHAEL NIXON, an individual ("Nixon"), MICHAEL BLAKEY, an individual ("Blakey"), JOHN GUIDON, an individual ("Guidon"), and BRUCE GLADSTONE, an individual ("Gladstone"). Nixon, Blakey, Guidon and Gladstone are hereinafter sometimes individually referred to as a "Stockholder" and collectively referred to as the "Stockholders".

                              W I T N E S S E T H:

            WHEREAS, on February 12, 2002, the Purchaser and 2KSOUNDS MERGER CO., INC., a wholly-owned merger subsidiary of the Purchaser ("Mergerco") entered into an agreement and plan of merger, as amended and restated as of March 13, 2002 (the "Merger Agreement") with the Company and Messrs. Blakey, Guidon and Gladstone, pursuant to which it is anticipated that on the Effective Date, Mergerco will be merged with and into the Company, with the Company as the surviving corporation of such merger (the "Merger"); and

            WHEREAS, immediately prior to the Effective Date of the Merger, Nixon has purchased from both the Company and from Messrs. Blakey, Guidon and Gladstone an aggregate of 6,000,000 shares of the Company Common Stock (as hereinafter defined) (to represent in the aggregate 2,546,726 shares of the Purchaser Common Stock (as hereinafter defined) as of the Effective Date after giving effect to the Merger), for an aggregate purchase price of $5,000,000, pursuant to the terms of a subscription agreement, dated March 13, 2002 (the "Subscription Agreement"); and

            WHEREAS, as an inducement to cause Nixon to purchase the "Company Stock" and the "Sellers Stock" (as those terms are defined in the Subscription Agreement), and in order to foster orderly and harmonious relationships among the Stockholders with respect to the ownership and governance of the Purchaser and the Company, the parties are entering into this Agreement on and as of the Effective Date;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                              CERTAIN DEFINITIONS.

            Unless otherwise defined in this Agreement, when used herein, all capitalized terms shall have the same meaning as is defined in the Subscription Agreement. In addition, as used herein, the following terms shall have the following respective meanings:

            "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

            "Agreement" shall mean this Stockholders Agreement.

            "Board" shall mean, as the context indicates, either or any of (a) the Board of Directors of the Purchaser, and/or (b) the Board of Directors of the Company and each Subsidiary of the Company, as from time to time hereafter constituted.

            "Business" shall mean the operation of an integrated music business consisting of the location, development, promotion and marketing of musical talent, and the production and distribution of their music in all genre and in all formats, including recordings, tapes, dvd and live performances, through a variety of methods, including joint ventures with major labels, sub-labeling and partnerships on albums by existing artists.

            "Company" shall mean 2KSounds, Inc., a California corporation, and a wholly-owned Subsidiary of the Purchaser.

            "Company Common Stock" shall mean the $0.001 par value common stock of the Company.

            "EBITDA" shall mean, as at the date of determination, the (i) net income after tax of the Purchaser and its consolidated Subsidiaries, including the Company, for the applicable twelve (12) calendar month period ending December 31st (each a "Fiscal Year") during the "Measuring Period" (as hereinafter defined), commencing as of January 1, 2002, PLUS (ii) all interest on Indebtedness paid or accrued with respect to such Fiscal Year, PLUS (iii) all income or other comparable taxes paid or accrued for such Fiscal Year, PLUS (iv) all depreciation of fixed assets and amortization of intangible assets which have been deducted for such Fiscal Year, all as set forth on a statement of EBITDA for such Fiscal Year (the "EBITDA Statement").

            "Effective Date" shall mean the date on which the certificate of merger of Mergerco with and into the Company shall have been duly filed in the Office of the Secretary of State of the State of California.


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            "Family Member" shall mean, as to any Stockholder, his father, mother, son, daughter, brother, sister, grandchild or other member of such Person's immediate family (including adopted and step family members).

            "Formula Value" shall mean that dollar amount which shall be equal to (i) six (6) times the consolidated EBITDA of the Purchaser and its consolidated Subsidiaries (including the Company) for the Fiscal Year ended immediately prior to the date of any Triggering Event, LESS (ii) the outstanding indebtedness for borrowed money (including capitalized lease obligations) owed by the Purchaser and its consolidated Subsidiaries (including the Company), as at the date of the applicable Triggering Event.

            "Fully Diluted Common Stock" shall mean, as at the date of determination (a) all shares of the Purchaser Common Stock then issued and outstanding, PLUS (b) all shares of Purchaser Common Stock then issuable upon
(i) the exercise of any then outstanding options or warrants to purchase the Purchaser Common Stock or (ii) the conversion of any then outstanding convertible securities of the Purchaser into Purchaser Common Stock.

            "Fundamental Transaction" at any time shall mean any of the following bona fide transactions which in each case is consummated on an arm's length basis: (a) the sale or issuance by the Purchaser to any Person who is not the Purchaser or an Affiliate of the Purchaser (an "Unaffiliated Third Party") of shares of the Purchaser Common Stock in any one or more transactions such that the Purchaser Common Stock owned by such Person equals more than fifty (50%) percent of the issued and outstanding shares of Purchaser Common Stock issued and outstanding after such transaction; (b) the sale of all or substantially all of the assets, properties and business of the Purchaser and its Subsidiaries taken as a whole to any Unaffiliated Third Party; or (c) the merger, consolidation or combination of the Purchaser with or into any Unaffiliated Third Party or other Person, in each instance where the composition of a majority of the members of the Board of the surviving corporation or other Person of such merger, consolidation or combination shall no longer be the Stockholders or otherwise under the direct influence and control of the Stockholders.

            "Measuring Period" shall mean the three (3) consecutive Fiscal Years of twelve (12) months each, commencing as of January 1, 2002 and ending December 31, 2004.

            "Permitted Transfer" shall have the meaning defined in Section 3.3 of this Agreement.

            "Permitted Transferees" shall mean any of the Persons to whom a Permitted Transfer may be made pursuant to Section 3.3 of this Agreement.

            "Person" shall mean an individual or a corporation, limited liability company, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

            "Purchaser Common Stock" shall mean the common stock, $0.001 par value per share, of the Purchaser.

            "Put Notice" shall have the meaning set forth in Section 3.1(b) of this Agreement.


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            "Put Option" shall mean the option granted to Nixon and his
Permitted Transferees to compel the Purchaser to repurchase his and their Purchaser Common Stock pursuant to the terms and conditions set forth in Section 3.1(a) hereof.

            "Put Option Period" shall mean that period of time which shall commence on the date of final determination of any Triggering Event and shall continue thereafter until ninety (90) days following the date of final determination of such Triggering Event.

            "Put Option Price" shall mean the price which the Company shall be required to pay to Nixon and/or any of his Permitted Transferees upon the timely exercise of the Put Option, all as provided in Section 3.1(e) hereof.

            "SEC" shall mean the United States Securities and Exchange Commission, and any other or successor agency performing the functions thereof at any time.

            "Securities Act" shall mean, as of any date, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Significant Subsidiary" shall mean any direct or indirect Subsidiary of the Company which individually either (a) contributed twenty (20%) percent or more to the consolidated net income before taxes of the Company and its consolidated Subsidiaries, or (b) represented twenty (20%) percent or more of the consolidated assets of the Company and its consolidated Subsidiaries, in each case, as at the end of the most recent fiscal year of the Company and its consolidated Subsidiaries.

            "Stockholders" shall mean the individual or collective reference to any one of Nixon, Guidon, Blakey and Gladstone, and any of their respective Affiliates or Permitted Transferees owning Purchaser Common Stock from time to time, and any other Person who subsequently acquires Purchaser Common Stock and becomes a party to or otherwise bound by the provisions of this Agreement in accordance with the terms hereof.

            "Stockholder Common Stock" shall mean the shares of the Purchaser Common Stock, which shall be owned of record or beneficially by each of the Stockholders as of the Effective Date of the Merger, and shall represent the percentages of the Fully-Diluted Common Stock of the Purchaser, all as set forth below.

      NAME OF THE STOCKHOLDER    NUMBER OF SHARES        PERCENTAGE OF
                                  OF COMMON STOCK        FULLY-DILUTED COMMON
                                                         STOCK

          Michael Blakey            3,614,144 shares            18.071%
            John Guidon             4,231,811 shares            21.159%
          Bruce Gladstone            765,291 shares              3.826%
           Michael Nixon            2,546,726 shares            12.734%


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            "Subsidiary" shall mean, as to any Person, a corporation,
partnership, limited liability company or similar entity of which (a) a majority of the outstanding shares of voting common stock, limited liability company interests, equity capital or other similar securities are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person, or (b) such Person is the general partner or managing member (or performs a role similar to a general partner or managing member).

            "Tag-Along Offeree" shall have the meaning assigned to such term in
Section 4.1(b).

            "Triggering Event" shall mean any of:

            (a) the voluntary resignation of Blakey as an executive officer and employee of the Purchaser and the Company for any reason, other than (i) his death or disability, or (ii) a breach by the Purchaser or the Company of any of the material terms of Blakey's employment (including, without limitation, the failure by the Purchaser and/or the Company to pay Blakey his agreed upon remuneration) which is set forth in any written employment agreement or other compensation arrangement with Blakey which is approved by a majority of the members of the Board of the Purchaser or the Company (including Nixon or his designee, but with Blakey abstaining) and reflected in minutes of such Board meeting (an "Employment Breach"); or

            (b) a determination by a final order of a court of competent jurisdiction from which no appeal can or has been taken, or the acknowledgement in a written agreement between Blakey and the Purchaser, that, notwithstanding the written request by the Board of the Purchaser or the Company to cease such activities, Blakey has continued to either:

                  (i) directly or indirectly, whether individually or as a stockholder, partner, joint venturer or equity owner of more than five (5%) percent of the outstanding capital stock or equity of any Person, or employee, consultant or agent of such Person, engage in any activities in the United States which are in direct competition with the Business of the Company or the Purchaser, or

                  (ii) solicit artists under contract with the Company or the Purchaser or key employees of the Company or the Purchaser to cease being associated or employed by the Company or the Purchaser; PROVIDED, HOWEVER, that a Triggering Event under this paragraph (b) shall not be deemed to have occurred if (A) Blakey engages in such activities after his resignation as an executive officer and employee of Purchaser and the Company solely by reason on an Employment Breach which is not cured by the Purchaser or the Company within thirty (30) days of receipt of notice from Blakey of such Employment Breach, or
(B) such activities are otherwise approved by all of the members of the Board of the Purchaser and the Company (with Blakey abstaining), including Nixon or his designee, or

            (d) a determination by a final order of a court of competent jurisdiction from which no appeal can or has been taken, or the acknowledgement in a written agreement between Blakey and the Purchaser, that Blakey has misappropriated any corporate asset or opportunity of the Purchaser or the Company.


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

                                   ARTICLE II.

                              CORPORATE GOVERNANCE

            SECTION 2.1.      CONSTITUTION OF THE BOARDS.

            (a) The Stockholders, the Purchaser, and the Company each hereby agree that, at all times after the Effective Date and prior to the consummation of a Fundamental Transaction, for so long as a Stockholder shall own beneficially two (2%) percent or more of the Fully-Diluted Common Stock of the Purchaser, they shall take all actions within their power to cause the Board of the Purchaser and the Board of the Company and the Board of the Subsidiaries of the Company (collectively, the "Boards") to consist (i) solely and entirely of Blakey, Guidon, Gladstone, and Nixon or their respective designees as described in this Section 2.1(a), and (ii) such other Persons as independent directors who shall be acceptable to a majority of the Stockholders. On the Effective Date, and from time to time thereafter until the consummation of either a Fundamental Transaction or a Stockholder shall cease to own beneficially two (2%) percent or more of the Fully-Diluted Common Stock, the Stockholders shall take all such actions as may be necessary or appropriate within their power to cause the Stockholders or their respective designees to be elected or re-elected as all of the members of each of the Boards and to be maintained in such positions at all times. If any Stockholder shall cease to own beneficially two (2%) percent or more of the Fully-Diluted Common Stock, the benefits of this Article II shall no long apply to such Stockholder.

            (b) The Stockholders, the Purchaser, and the Company each hereby agree that, at all times after the Effective Date and prior to the consummation of a Fundamental Transaction, such Stockholder, the Purchaser, or the Company, as the case may be, will vote all Purchaser Common Stock, Company Common Stock, or voting stock of each Subsidiary of the Company, as the case may be, owned or held of record by it, at each annual or special meeting of the stockholders of the Purchaser, and at each annual or special meeting of the stockholders of the Company and at each annual or special meeting of the stockholders the Subsidiaries of the Company at which directors of the Purchaser, the Company and/or each Subsidiary of the Company are to be elected, in favor of, or take all actions by written consent in lieu of any such meeting as are necessary to cause, the election or re-election as members of the respective Boards of all of the Stockholders or their respective designees as described in Section 2.1(a), and to otherwise effect the intent of the provisions of Section 2.1(a). The Stockholders, the Purchaser, and the Company agree that neither the Purchaser nor the Company shall recognize any action taken in violation of Section 2.1(a).

            (c) In the event that any Person designated in accordance with
Section 2.1(a) ceases to serve as a member of a Board for any reason (other than as a result of the Person(s) previously entitled to designate such director no longer being entitled to designate such director in accordance with Section 2.1(a)), the Stockholders, the Purchaser and the Company each hereby agrees to take such actions within his power as will result in the election or appointment of a new director in accordance with Section 2.1(a).

            (d) At all times after the Effective Date and prior to the consummation of a Fundamental Transaction, each committee of the Boards shall consist of no more than Guidon, Blakey, Gladstone and Nixon, or their respective designees.


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            (e) At all times after the Effective Date and prior to the consummation of a Fundamental Transaction, unless otherwise agreed by Nixon, the Boards shall follow the following procedures:

                  (i) Meetings. Special meetings of any Board may be held at any time upon the call of at least three directors, by oral, telephonic, telegraphic or facsimile notice duly given or sent, or by written notice sent by courier, in each case to be received at least three Business Days before any telephonic meeting and at least five Business Days before any in-person meeting to each director. Reasonable efforts shall be made to ensure that each director actually receives timely notice of any meeting. The annual meeting of each Board shall be held without notice immediately following the annual meeting of the stockholders of the Purchaser and the stockholders of the Company.

                  (ii) Agenda. A reasonably detailed agenda shall be supplied to each director or invitee reasonably in advance of each meeting of a Board, together with other appropriate documentation with respect to agenda items calling for Board action, to inform adequately directors regarding matters to come before the Board. Any director or invitee wishing to place a matter on the agenda for any meeting of a Board may do so by communicating with the chairman of the Board sufficiently in advance of the meeting of such Board so as to permit timely dissemination to all directors of information with respect to the agenda items.

            (f) The Company shall pay the reasonable out-of-pocket expenses incurred by each director or invitee in connection with attending (i) meetings of a Board and any committee thereof, and (ii) any other meetings held at the request of the Purchaser or the Company.

            SECTION 2.2. Removal of Directors. If a director is designated by a Stockholder pursuant to Section 2.1(a) and the Stockholder which designated such director requests by written notice to the other Stockholders that such director be removed, then such director shall be removed upon the affirmative vote of the Stockholder which designated such director. If a Stockholder or a director designated by such Stockholder is no longer entitled to be a director pursuant to Section 2.1(a), such director shall be removed upon the affirmative vote of the Stockholders excluding the vote of the director subject to removal. Each Stockholder hereby agrees promptly to vote all Purchaser Common Stock owned or held of record by him or his Affiliates and to take all such other actions as may be necessary or appropriate to effect such removal.


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                                  ARTICLE III.

             PUT OPTION AND RESTRICTION ON TRANSFERS OF COMMON STOCK

            SECTION 3.1.  PUT OPTION.

            (a) In the event, and ONLY in the event, that a Triggering Event shall have occurred and is continuing, during the Put Option Period, Nixon and/or his Permitted Transferees shall have the right and option, but not the obligation (the "Put Option"), to cause the Purchaser and/or Blakey to redeem and repurchase, in whole or in part, all shares of Purchaser Common Stock owned of record by Nixon and/or his Permitted Transferees, all upon the terms and subject to the conditions hereinafter set forth.

            (b) The Put Option may be exercised by Nixon and/or his Permitted Transferee(s) only in the event and to the extent that a Triggering Event shall have occurred and is continuing. Subject to the foregoing, the Put Option may be exercised by written notice from Nixon and/or his Permitted Transferee(s) to the Purchaser and Blakey (the "Put Notice"), which Put Notice shall set forth (i) the name of the Person(s) exercising such Put Option, and (ii) the number of shares of Purchaser Common Stock which Nixon and/or his Permitted Transferee wishes the Purchaser and Blakey to redeem and repurchase.

            (c) The Purchaser shall, not later than thirty (30) days from receipt of the Put Notice, advise Nixon or his Permitted Transferee(s) in writing (the "Put Response Letter") as to (i) the date of the proposed closing of the redemption and repurchase of the aggregate number of shares of the Purchaser Common Stock subject to the Put Option and included in the Put Notice (the "Put Securities"), which date (the "Put Effective Date") shall be not later than ten (10) days from the date the EBITDA Statement is mutually agreed to between the parties; and (ii) the method of payment of the Put Option Price for such Put Securities on the Put Effective Date, and if such payment shall not be in cash by wire transfer of immediately available funds, appropriately detailed terms of payment and reasons for the deferral. In addition, the Purchaser will on or before the date of delivery of the Put Response Letter, instruct the independent accountants engaged by the Purchaser to (i) audit its financial statements, to conduct a special review and calculation of the EBITDA of the Purchaser and its consolidated Subsidiaries for the relevant Fiscal Year, and
(ii) prepare and deliver the EBITDA Statement to the Purchaser and Nixon or his Permitted Transferee(s) not later than 45 days from the date of the Put Response Letter.

            (d) Nixon and/or his Permitted Transferee(s) shall have the right to review fully all work papers relating to the EBITDA Statement in order to confirm that such EBITDA Statement has been determined as provided herein. Nixon and/or his Permitted Transferee(s) shall complete their review of such EBITDA Statement within thirty (30) days after such determination and related documentation have been made available for its review. If Nixon and/or his Permitted Transferee(s) believe that any adjustment should be made to such EBITDA Statement in order for it be prepared in accordance with the requirements of this Agreement, Nixon and/or his Permitted Transferee(s) shall give the Purchaser written notice of such adjustments. If the Purchaser agrees with the adjustments proposed by Nixon and/or his Permitted Transferee(s), the adjustments shall be made to such EBITDA Statement. If there are proposed adjustments which are disputed by the Purchaser, then the Purchaser and Nixon and/or


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his Permitted Transferee(s) shall negotiate in good faith to resolve all disputed adjustments. If, after a period of ten (10) days following the date on which Nixon and/or his Permitted Transferee(s) gives the Purchaser written notice of any proposed adjustments, any such adjustments still remain disputed, Nixon and/or his Permitted Transferee(s) and the Purchaser will jointly engage a nationally recognized independent accounting firm (other than the accounting firm used by the Purchaser to prepare the EBITDA Statement) (the "Independent Accountant") to resolve any remaining disputed adjustments in accordance with this Agreement, and the decision of the Independent Accountant shall be final, binding and nonappealable on the parties hereto and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be split equally between the parties.

            (e) The per share price which the Purchaser shall be required to pay to Nixon or any of his Permitted Transferees upon the exercise of the Put Option during the Put Option Period (the "Put Option Price") shall be equal to the GREATER of (i) $1.96 per share, (ii) 100% of the Formula Value divided by the issued and outstanding shares of Purchaser Common Stock, and (iii) the arithmetic average of the closing price of a share of the Purchaser Common Stock, as then traded on the National Association of Securities Dealers, Inc. OTC-Bulletin Board, The Nasdaq Stock Exchange, the American Stock Exchange or any other national securities exchange, for the twenty (20) consecutive trading days ending on the last business day immediately preceding the closing of the Put Effective Date (if publicly traded at such time).

            (f) On each occasion that a Put Notice shall be given, the Purchaser will undertake to pay the Put Option Price for the Put Securities in cash in immediately available funds on the Put Effective Date. If, due to restrictions under applicable law or any credit agreement binding upon the Purchaser, the Purchaser shall be unable to pay all of the Put Option Price in cash, or if such payment, if made by Purchaser, would have a substantial material adverse effect on the liquidity and capital resources of the Purchaser, then and in either such events, Blakey shall pay such unpaid portion of the Put Option Price in cash.

            (g) Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Put Option set forth in this Section 3.1 shall
(i) terminate and be of no further force or effect after December 31, 2004, unless previously exercised in accordance with this Section 3.1, and (ii) may not be assigned or otherwise Transferred by Nixon, except to a Permitted Transferee. Upon any such permitted assignment, such Permitted Transferee shall execute and deliver to the Purchaser such joinder or related agreement and undertaking to be bound by and subject to all of the terms and conditions of this Agreement.

            SECTION 3.2 RESTRICTIONS ON TRANSFER. Each of the Stockholders agrees that it will not directly or indirectly offer, sell, transfer, assign, or otherwise dispose of, or make any exchange, gift, assignment or pledge of any legal or beneficial interest in (collectively, for purposes of Articles III and IV hereof only, a "Transfer") any Purchaser Common Stock prior to the consummation of a Fundamental Transaction, except as provided in Section 3.3 below, or (b) in accordance with the requirements of Article IV.

            SECTION   3.3.   EXCEPTIONS   TO   TRANSFER   RESTRICTIONS.    The
provisions of Section 3.2 shall not apply to any of the following Transfers (each a "Permitted Transfer"):


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            (a) A Stockholder shall be entitled to effect the following
Transfers of his Purchaser Common Stock without first complying with the provisions of this Agreement:

                  (i) Any Transfer to (A) a Family Member or Affiliate of such Stockholder or Family Member and/or to a bona fide trust established under state law of which there are and continue to be, during the term of this Agreement, no trustees or principal beneficiaries other than Family Members or Affiliates of such Stockholder or Family Members, (B) a corporation of which all record and beneficial owners of capital stock are, and continue to be, during the term of this Agreement, the Stockholder, his Family Members or Affiliates of such Persons, (C) a general or limited partnership or limited liability company of which all partners or members are and continue to be, during the term of this Agreement, Family Members or Affiliates of such Stockholder or Family Members, or (D) any Transfer of record title to any nominee or custodian, provided that the Stockholder so Transferring such Purchaser Common Stock remains the beneficial owner thereof with the right to vote and dispose of such securities; or

                  (ii) if such Transfer is made as part of a sale of securities pursuant to an effective registration statement under the 1933 Act; or

                  (iii) if such Transfer is made by will or pursuant to the laws of descent and distribution; or

                  (iv)  if  such   Transfer  is  pursuant  to  a   Fundamental
Transaction.

            (b) Any Transfer pursuant to Section 3.3(a)(i) or 3.3(a)(iii) hereof shall be subject to the requirements that:

                  (i) the certificates representing the Purchaser Common Stock in the name of the Transferee bear legends as provided in Section 3.4 hereof; and

                  (ii) as a condition precedent to the Transferee's acquisition of the Purchaser Common Stock (or, in the case of a Transfer by gift, will or pursuant to the laws of descent and distribution, as a condition precedent to such Transferee's record ownership in the books and transfer records of the Purchaser), the Transferee shall have executed and delivered to the Purchaser and all other Stockholders an appropriate joinder agreement, in form and substance reasonably satisfactory to the Purchaser and all other Stockholders, confirming that such Transferee has acquired such Purchaser Common Stock subject to, and that such Transferee agrees to be bound by and to comply with, all of the terms and conditions of this Agreement applicable to Stockholders hereunder.

            (c) Any Transferee entitled to receive Purchaser Common Stock pursuant to a Transfer under this Section 3.3 shall for all purposes of this Agreement be deemed a "Permitted Transferee" of such Purchaser Common Stock.


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            SECTION 3.4. LEGENDING OF CERTIFICATES.

            (a) In addition to any other legend which the Purchaser may reasonably deem advisable under the Securities Act and applicable state securities laws, the certificates representing all Purchaser Common Stock subject to this Agreement shall be legended at all times during the term of this Agreement as follows:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, GIVEN, SOLD, ASSIGNED, CONVEYED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS SUCH GIFT, SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF MARCH __, 2002 (AS FURTHER AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED, THE "STOCKHOLDERS AGREEMENT") BY AND AMONG THE COMPANY AND ITS STOCKHOLDERS. A COPY OF THE STOCKHOLDERS AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, ARE SUBJECT TO THE PROVISIONS (INCLUDING THE RESTRICTIONS ON TRANSFER) SET FORTH IN THE STOCKHOLDERS AGREEMENT, AND EXCEPT AS OTHERWISE PROVIDED IN THE STOCKHOLDERS AGREEMENT, NO GIFT, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION IN FORM AND FROM COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH GIFT, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND IS NOT IN VIOLATION OF APPLICABLE STATE SECURITIES LAWS.

      THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, ACKNOWLEDGES THAT IT IS BOUND BY THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT TO THE EXTENT PROVIDED THEREIN."

            (b) Except as otherwise expressly provided in this Agreement, all certificates representing Purchaser Common Stock now or hereafter issued to or acquired by any of the Stockholders or their successors hereunder shall bear the legend set forth above and such Purchaser Common Stock shall be subject to the applicable provisions of this Agreement. The obligations of each Stockholder shall be binding upon each Transferee to whom Purchaser Common Stock are Transferred by such Stockholder (including, without limitation, any third party to whom Purchaser Common Stock are Transferred pursuant to Article IV) except Purchaser Common Stock Transferred pursuant to a Fundamental Transaction, to a Permitted Transferee in accordance with Section
3.3 (excluding Sections 3.3(a)(i) and 3.3(a)(iii)) or in compliance with Section
4.1 or Section 4.2 hereof. Prior to consummation of any applicable Transfer, the transferring Stockholder shall cause the Transferee to execute an agreement, in form and substance reasonably satisfactory to the other parties hereto, providing that such Transferee shall be bound by and shall fully comply with the terms of this Agreement.

            SECTION 3.5. IMPROPER TRANSFER. Any attempt to Transfer any Purchaser Common Stock other than in accordance with this Agreement shall be null and void and neither the Purchaser nor any transfer agent shall give any effect to such attempted Transfer in its stock records.

                                   ARTICLE IV.

                        TAG ALONG AND DRAG ALONG RIGHTS.

            SECTION 4.1 TAG-ALONG RIGHT TO JOIN IN SALE.

            (a) If any one or more of the Stockholders or his or their Permitted Transferees at any time prior to the expiration of the Measuring Period propose to Transfer any Purchaser Common Stock, such Stockholder(s) or their Permitted Transferees (collectively the "Selling Stockholders") shall refrain from effecting such Transfer, unless, prior to the consummation thereof, all of the other Stockholders or their Permitted Transferees shall have been afforded the opportunity to join in such sale on a pro rata basis, as hereinafter provided; provided that this Section 4.1 shall not apply to a Permitted Transfer permitted pursuant to Section 3.3 hereof.

            (b) Prior to consummation of any proposed Transfer (a "Sale") of Purchaser Common Stock described in Section 4.1(a) (other than in a transaction not subject to this Section 4.1 by virtue of the proviso in Section 4.1(a)), the Selling Stockholders proposing to effect such Sale shall cause the Person or group that proposes to acquire such Purchaser Common Stock (the "Proposed Purchaser") to offer (the "Purchase Offer") in writing to all of the other Stockholder(s) or his or their Permitted Transferees (each, a "Tag-Along Offeree") to purchase Purchaser Common Stock owned by such Tag-Along Offeree(s) proposed to be sold by the Selling Stockholders, such that the sum of the amount of Purchaser Common Stock so offered to be purchased from such Tag-Along Offeree(s) shall be equal to the product obtained by multiplying the aggregate amount of Purchaser Common Stock to be purchased by the Proposed Purchaser from the Selling Stockholders by a fraction, the numerator of which is the number of shares of Purchaser Common Stock then owned by such Tag-Along Offeree(s), and the denominator of which is the aggregate number of shares of Purchaser Common Stock then owned by all Tag-Along Offerees and all Selling Stockholders. Such purchase shall be made at the price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase the Purchaser Common Stock to be sold by the Selling Stockholders, each Tag-Along Offeree shall have 20 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur at the same time as the closing of the Sale. The amount of Purchaser Common Stock to be sold to the Proposed Purchaser by the Selling Stockholders shall be reduced by the aggregate amount of Purchaser Common Stock purchased by the Proposed Purchaser from the Tag-Along Offerees pursuant to the acceptance by them of Purchase Offers in accordance with the provisions of this Section 4.1(b). The Selling Stockholders shall notify the Proposed Purchaser that the Transfer is subject to this Section 4.1 and shall ensure that no Transfer is consummated without the Proposed Purchaser first complying with this Section
4.1. It shall be the responsibility of each Selling Stockholder to determine whether any transaction to which it is a party is subject to this Section 4.1.

            SECTION 4.2.      RIGHT TO COMPEL SALE.

            (a) (i) If the Selling Stockholders propose to make a Transfer of 100% of their remaining Purchaser Common Stock at any time when (A) the Selling Stockholders own at least 35% of the Fully Diluted Common Stock of the Purchaser, and (B) the aggregate amount of Purchaser Common Stock proposed to be Transferred in such transaction (including Purchaser Common Stock owned by Stockholders who are not Selling Stockholders) constitutes at least 50% of the Fully Diluted Common Stock, to a Person that is neither an Affiliate of the Stockholders nor a Person with respect to which the Stockholders or any of their Affiliates has a direct or indirect economic interest or contractual relationship (any such Sale, a "Compelled Sale"), then the Selling Stockholders shall have the right, exercisable as set forth below, to require all of the other Stockholders or their Permitted Transferees (the "Remaining Stockholders") to sell all Purchaser Common Stock then owned by such Remaining Stockholders (the "Transfer Common Stock") to the proposed transferee of such Purchaser Common Stock (the "Acquiror") on the same terms and for the same consideration per share as is being paid to the Selling Stockholders and as allocated among Purchaser Common Stock as set forth in clause (iii) below, which consideration shall consist entirely of cash and/or marketable securities, and otherwise on the same terms as are applicable to the Selling Stockholders.

               (ii) Notwithstanding the provisions of Section 4.2(a)(i) above, in connection with any such transaction (x) the Remaining Stockholders shall not be required to make any representations or warranties except those relating to
(i) their own due execution and delivery of the relevant agreement, (ii) the enforceability of the relevant agreement against them and absence of conflicts with agreements and laws applicable to them and (iii) their ownership of securities being sold by them, and (y) the Remaining Stockholders shall not be required to provide any post-closing indemnities except as provided in clause
(z) below, and (z) in the event that a portion of the purchase price is placed in escrow to support (A) purchase price adjustment obligations, (B) post-closing indemnification for breaches of representations or warranties relating to the Purchaser and its Subsidiaries and/or (C) post-closing indemnification for liabilities of the Purchaser and its Subsidiaries, the Remaining Stockholders will have a pro rata portion of their purchase price placed in such escrow to be utilized to pay any such indemnification obligations. The terms and conditions other than the consideration to be received by the Remaining Stockholders for Purchaser Common Stock sold in a Compelled Sale shall be as set forth in the applicable purchase agreement among the Selling Stockholders and the Acquiror.

            (b)(i) The Selling Stockholders shall cause the terms of the Compelled Sale to be reduced to writing and shall provide a written notice (the "Compelled Sale Transfer Notice") of such Compelled Sale to the Purchaser and the Purchaser shall provide such Compelled Sale Transfer Notice to the Remaining Stockholders. The Compelled Sale Transfer Notice shall contain written notice of the exercise of the Selling Stockholders rights pursuant to Section 4.2(a) hereof, setting forth the consideration to be paid by the Acquiror for the Purchaser Common Stock and the other terms and conditions of the Compelled Sale. Within 20 calendar days following the date of receipt of the Compelled Sale set forth in the Compelled Sale Transfer Notice, each of the Remaining Stockholders shall deliver to the Selling Stockholders (the "Notice Designee") certificates representing the Purchaser Common Stock owned by such Remaining Stockholders, duly endorsed, together with all other documents required to be executed in connection with such Compelled Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such certificates pursuant to this Section 4.2(b) at the closing for such Compelled Sale against delivery to such Remaining Stockholders of the consideration therefor. Such certificates shall be held by the Selling Stockholders in escrow for the benefit of the appropriate Remaining Stockholders, the Selling Stockholders shall execute such form of escrow agreement as is reasonably satisfactory to the Remaining Stockholders, the Acquiror and the Purchaser and which assures that the relevant Purchaser Common Stock is not considered property of the Selling Stockholders. In the event that a Remaining Stockholders should fail to deliver such certificates as aforesaid, the Purchaser shall cause the books and records of the Purchaser to show that such Purchaser Common Stock is bound by the provisions of this Section 4.2(b) and that such Purchaser Common Stock shall be transferred only to the Acquiror upon surrender for Transfer by the Remaining Stockholders thereof.

                  (ii) If, within 90 calendar days (or such longer period not exceeding 180 calendar days but only to the extent required to comply with any applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to obtain other required regulatory approval) after the Selling Stockholders give the Compelled Sale Transfer Notice, they have not completed the sale of all the Purchaser Common Stock owned by all Stockholders to the Acquiror, the Selling Stockholders shall return to each of the Remaining Stockholders all certificates delivered for sale pursuant hereto, and all the restrictions on sale or other disposition contained in this Agreement with respect to such Purchaser Common Stock and the Purchaser Common Stock owned by the Selling Stockholders shall again be in effect.

                  (iii) Upon the consummation of the Compelled Sale, the Selling Stockholders shall give notice thereof to the Remaining Stockholders, shall (or shall cause the Acquiror to) remit to each of the Remaining Stockholders a net amount with respect to the Purchaser Common Stock of such Remaining Stockholders sold pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by such Remaining Stockholders, provided that if the cash or the fair market value of any marketable securities payable to any Remaining Stockholder exceeds $1,000,000, such Remaining Stockholder shall be entitled to have such cash and/or marketable securities (net of any fees and expenses that are paid to be deducted in accordance with this Section) paid directly to the Remaining Stockholder by the Acquiror at the closing of the Compelled Sale. The Selling Stockholders shall provide each Remaining Stockholder with copies of all transaction documents entered into in connection with the Compelled Sale and an accounting of all consideration paid, including a description of sources and uses of funds.

                                    ARTICLE V

                 PERFORMANCE OF CERTAIN OBLIGATIONS BY PURCHASER

            SECTION 5.1 JOINDER AND UNDERTAKING OF THE PURCHASER. By its execution and delivery of this Agreement, the Purchaser does hereby covenant, agree and acknowledge that, as successor-in-interest to the Company by virtue of the Merger, the Purchaser shall duly and faithfully perform for the benefit of Nixon or his Permitted Transferees all of the obligations of the Company set forth in the Subscription Agreement, including without limitation, the registration obligations set forth in Section 5 of such Subscription Agreement, in the same manner as thought the Purchaser were a party signatory to such Subscription Agreement.

            SECTION 5.2 ANTI-DILUTION PROTECTION. In the event that any Stockholder receives any type of protection from the Purchaser against dilution in the value or percentage ownership of his Purchaser Common Stock ("Anti-Dilution Protection"), then, as a condition to the provision of such protection to such Stockholder, Nixon shall be afforded an identical level of protection against dilution with respect to his shares of Purchaser Common Stock. The term "Anti-Dilution Protection" shall include without limitation (a) pre-emptive rights to purchase or acquire additional shares of Purchaser Common Stock and (b) price protection in the event of the issuance of additional shares of Purchaser Common Stock below a given price level.

                                   ARTICLE VI.

                                  TERMINATION.

            SECTION 6.1.      TERMINATION OF AGREEMENT.

            (a) This Agreement and all of the provisions of this Agreement shall terminate and be of no further force or effect on a date which shall be the earlier to occur of (i) consummation of any Fundamental Transaction, or (ii) the expiration of the Measuring Period.

            (b) Notwithstanding the foregoing, and except as specifically provided elsewhere in this Agreement, this Agreement shall in any event terminate with respect to any Stockholder when such Stockholder no longer owns any Purchaser Common Stock.

            (c) The termination of this Agreement or any part hereof pursuant to this Article VI shall not relieve any party of any liability for breach thereof prior to the date of such termination.

                                   ARTICLE VII

                                 MISCELLANEOUS.

            SECTION 7.1. SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Stockholder may assign any of his or its rights hereunder to any Person other than a Permitted Transferee that has complied with all requirements set forth in this Agreement applicable to such Permitted Transferee. The Purchaser may assign any of its rights hereunder to any Person succeeding to the assets, business or properties of the Purchaser. If any Permitted Transferee of any Stockholder shall acquire any Purchaser Common Stock in any manner, whether by operation of law or otherwise, such Purchaser Common Stock shall be held subject to all of the terms of this Agreement, and by taking and holding such Purchaser Common Stock such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

            SECTION 7.2 RECAPITALIZATIONS, EXCHANGES, ETC., AFFECTING THE PURCHASER COMMON STOCK. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Purchaser Common Stock, and to any and all equity or debt securities of the Purchaser or any successors or assigns of the Purchaser (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such Purchaser Common Stock or equity or debt securities, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

            SECTION 7.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 7.4 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included as so modified in scope or application, or had not been included herein, as the case may be.

            SECTION 7.5 HEADINGS. The Section headings and captions used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

            SECTION 7.6 ENTIRE AGREEMENT; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            SECTION 7.7 PARTIES IN INTEREST. Nothing in this Agreement, whether expressed or implied, is intended to nor will it confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective permitted successors and permitted assigns, nor is anything in this Agreement intended to relieve, or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

            SECTION 7.8 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service or facsimile transmission, if served personally or by facsimile transmission, on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom such notice is to be given by registered or certified mail, postage prepaid, and properly addressed to the parties hereto as provided on the signature page of this Agreement or to such other address and/or facsimile number as any party shall have specified by notice in writing to the other party.

            SECTION 7.9 AMENDMENTS AND MODIFICATIONS. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the party to be charged therewith.

            SECTION 7.10 BINDING EFFECT; ASSIGNMENT. Except as otherwise provided herein, neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto (except by operation of law) without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            SECTION 7.11 GOVERNING LAW. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of California, without giving effect to conflicts of laws.

            SECTION 7.12 SETTLEMENT OF DISPUTES. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach shall be submitted to final and binding arbitration pursuant to the following procedures:

            (a) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall (i) demand that the dispute be submitted for final and binding arbitration to JAMS or End-Dispute before a three-person panel of arbitrators who shall be either retired federal judges, or other persons experienced in resolving commercial disputes and who are acceptable to the parties, and (ii) contain a reasonably detailed statement of the matter in controversy;

            (b) Within thirty (30) days after receipt of such demand, if the parties are unable to resolve the controversy, the matter shall be submitted to JAMS or End-Dispute in Los Angeles, California or, if an action is initiated against Nixon or his Permitted Transferees, in Atlanta, Georgia;

            (c) Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Los Angeles, California or in the event an action is initiated against Nixon in Atlanta, Georgia at a location designated by the arbitration panel. The then prevailing rules of JAMS or End-Dispute shall be incorporated by reference at such hearing, and the substantive laws of the State of California (excluding conflict of laws provisions) shall apply;

            (d) The arbitration hearing shall be concluded within ten (10) Business Days unless otherwise ordered by the arbitrators and the award thereon shall be made as soon as practicable after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by either party in any court of competent jurisdiction, including, without limitation, the United States District Court for the Northern District of Georgia, and/or the United States District Court for the Southern District of California; and, for the purposes of this Section 7.12, each of the parties hereto do hereby irrevocably submit to the jurisdiction of any of the foregoing courts; and

            (e) The parties stipulate that the provisions of this Section 7.12 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

Unless otherwise required to be disclosed by applicable federal or state securities laws or pursuant to an order of any court of competent jurisdiction, neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party.

            Notwithstanding the foregoing, any party to this Agreement may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

            SECTION 7.13 ENFORCEMENT OF AGREEMENT. In the event that any party hereto shall be required to take any action, at law or in equity, to enforce any of the provisions of this Agreement, such party shall be entitled to be reimbursed for any costs or expenses, including reasonable attorney's fees, incurred in connection with such enforcement of this Agreement.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Address for Notices:                      WIRELESS SYNERGIES, INC.

------------------------------
                                          By:
------------------------------               -----------------------------------
                                                Name:  John Guidon,
------------------------------                  Title:  President and CEO


Address for Notices:                      2KSOUNDS, INC.

------------------------------
                                          By:
------------------------------               -----------------------------------
                                                Name:  John Guidon,
------------------------------                  Title:  President and CEO


Address for Notices:

------------------------------

------------------------------
                                          ----------------------------------
------------------------------                  MICHAEL BLAKEY


Address for Notices:

------------------------------

------------------------------
                                          ----------------------------------
------------------------------                  JOHN GUIDON


Address for Notices:

------------------------------

------------------------------
                                          ----------------------------------
------------------------------                  BRUCE GLADSTONE


Address for Notices:

------------------------------

------------------------------
                                          ----------------------------------
------------------------------                  MICHAEL NIXON